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                     SECURITIES AND EXCHANGE COMMISSION
			    WASHINGTON, DC 20549

				SCHEDULE 13G
				(RULE 13d-102)

	   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
		TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
			PURSUANT TO RULE 13d-2
			(Amendment No. __4___)*

			  Digi International Inc.
                              (Name of Issuer)

				Common Stock
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                       (Title of Class of Securities)

				253798102
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                              (CUSIP Number)

				12/31/2008
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act
(however, see the Notes).


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CUSIP NO. 253798102                 13G       	    PAGE  2   OF  5  PAGES


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1. 	NAMES OF REPORTING PERSONS

Munder Capital Management
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2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     	(a) [ ]
	(see instructions)                                 	(b) [ ]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

	State of Delaware
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                  	5.       SOLE VOTING POWER

      NUMBER OF                  	71,600
	SHARES    	-----------------------------------------------------
    BENEFICIALLY     	6.       SHARED VOTING POWER
	OWNED BY
  	EACH				0
     REPORTING          -----------------------------------------------------
    PERSON WITH         7.       SOLE DISPOSITIVE POWER

					71,600
                  	 -----------------------------------------------------
	           	8.       SHARED DISPOSITIVE POWER

	                            	0
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 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		71,600
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 10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        	SHARES (SEE INSTRUCTIONS)                                [ ]

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 11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

		0.3%
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 12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

		IA


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CUSIP NO. 253798102              13G       	   PAGE  3   OF  5  PAGES

Item 1.

	(a)	Name of Issuer:

		Digi International Inc.

	(b)	Address of Issuer's Principal Executive Offices:

		11001 Bren Road East
		Minnetonka, Minnesota 55343

Item 2.
	(a)	Name of Person Filing:

		Munder Capital Management ("Munder")

	(b)	Address of Principal Business Office:

		Munder Capital Center
		480 Pierce Street
		Birmingham, MI  48009

	(c)	Citizenship:

		Munder is a general partnership formed under the laws of the State of Delaware

	(d)	Title of Class of Securities:

		Common Stock

	(e)	CUSIP Number:

		253798102

Item 3. 	If this statement is filed pursuant to 240.13d-1(b) or
		240.13d-2(b) or (c), check whether the person filing is a:

	(e)	[X]	An investment adviser in accordance with 240.13d-1
			(b)(1)(ii)(E);


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CUSIP NO. 253798102                 13G    	   	 PAGE  4  OF  5  PAGES

Item 4.		Ownership

	(a)	Amount Beneficially Owned:
			71,600 shares

	(b)	Percent of Class
			0.3%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:
				71,600

		(ii)	shared power to vote or direct the vote:
				0

		(iii)	sole power to dispose or to direct the disposition of:
				71,600

		(iv)	shared power to dispose or direct the disposition of:
				0

Item 5.		Ownership of Five Percent or Less of a Class

		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.		Ownership of More than Five Percent on Behalf of Another Person

			Not Applicable.

Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on by the Parent
		Holding Company

			Not Applicable.

Item 8.		Identification and Classification of Members of the Group

			Not Applicable.

Item 9.		Notice of Dissolution of Group

			Not Applicable.

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CUSIP NO. 253798102      	13G  		 PAGE  5  OF  5  PAGES

Item 10.	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					February 4, 2009

					MUNDER CAPITAL MANAGEMENT,
					a Delaware general partnership


					By:	/s/ Mary Ann C. Shumaker
					Its:	Associate General Counsel